Exhibit (b)(1)

ARES CAPITAL MANAGEMENT LLC 245 Park Avenue New York, NY 10167	PSP INVESTMENTS CREDIT USA LLC 450 Lexington Avenue, 37th Floor New York, NY 10017

CONFIDENTIAL

June 20, 2022

Commodore Merger Sub 2022, Inc.

c/o TPG Global, LLC

345 California Street

San Francisco, California 94104

Attention: Spencer Stenmark

PROJECT C2

$180.0 Million Incremental First Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Commodore Merger Sub 2022, Inc., a Delaware corporation (“Merger Sub” or “you”), a wholly owned subsidiary of Buyer (as defined below), has advised Ares Capital Management LLC (together with its managed funds and accounts) (“Ares”) and PSP Investments Credit USA LLC (acting through itself and/or any of its bona fide debt fund affiliates, “PSP”) (together with any other Commitment Parties appointed as described below, the “Commitment Parties,” “we” or “us”) that Convey Health Solutions, Inc., a Delaware corporation (the “Borrower”), intends to (a) incur $180.0 million of first lien incremental term loans (the “Incremental Facility”) under that certain First Lien Credit Agreement, dated as of September 4, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”, and together with the other definitive documentation executed in connection therewith, the “Existing Documentation”), among the Borrower, Convey Health Parent, Inc., a Delaware corporation (“Holdings”), Ares Capital Corporation, as administrative agent and collateral agent (in such capacities, including any successor thereto, the “Administrative Agent”), and the other lenders and agents party thereto, and (b) use the proceeds of the Incremental Facility to finance the transactions described in Exhibit A hereto and for working capital and general corporate purposes. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto or in the Existing Credit Agreement, as applicable. The Existing Documentation as amended by the Incremental Documentation (as defined herein) is collectively referred to herein as the “Documentation”.

1.        Commitments.

In connection with the Transactions (as defined below), Ares hereby commits to provide 50% of the Incremental Facility and PSP hereby commits to provide 50% of the Incremental Facility (in such capacity, together with the other incremental term lenders appointed as described below, the “Incremental Term Lenders”) as part of a newly-combined tranche with the Closing Date Term Loans and 2022 Incremental Term Loans pursuant to an amendment to the Existing Credit Agreement (the “Amendment”, and the Existing Credit Agreement as so amended by the Amendment, the “Amended Credit Agreement”), in each case, upon the terms set forth in this commitment letter and subject only to the conditions set forth in Exhibit C of this commitment letter (this commitment letter, together with the Exhibits attached hereto, is referred to herein as this “Commitment Letter”). In addition, subject to the conditions precedent set forth in Exhibit C (other than the execution and delivery of the Term C2 Amendment by the Incremental Term Lenders and the Administrative Agent) and the occurrence of the Closing Date and your drawing (subject to Section 13 below) of the full Incremental Facility on the Closing Date provided by the Incremental Term Lenders identified in the immediately preceding paragraph in the relative amounts set forth in such paragraph (subject to Section 2 below), in its capacity as a Lender and the Administrative Agent, as applicable, under the Existing Credit Agreement, each of Ares and PSP hereby commits to consent to, and to cause its affiliates, managed funds and accounts that are Lenders to consent to, the Term C2 Amendment, in each case upon the terms set forth in this Commitment Letter and subject only to the conditions set forth in Exhibit C of this Commitment Letter (other than the execution and delivery of the Term C2 Amendment). The commitments of the Incremental Term Lenders will be several and not joint.

2.        Titles and Roles.

It is agreed that Ares will act as lead arranger for the Incremental Facility (in such capacity, the “Lead Arranger” and, together with any Additional Agents appointed in such capacity pursuant to the paragraph below, the “Lead Arrangers”).

It is understood that you and the Sponsor shall mutually have the right to appoint, with up to 10% of the economics and commitment amounts for the Incremental Facility in the aggregate, additional banks, financial institutions or other persons as lead arrangers, bookrunners, managers, arrangers, agents or co-agents (any such lead arranger, bookrunner, manager, arranger, agent or co-agent, an “Additional Agent”) within 15 business days after this Commitment Letter is executed by you; provided, that (a) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Incremental Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliate) and (b) to the extent that you and the Sponsor appoint Additional Agents and/or confer additional titles in respect of the Incremental Facility on the Additional Agents, the economics allocated to, and the commitment amounts of, the Incremental Term Lenders in respect of the Incremental Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliates), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Incremental Term Lender” and/or “ Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter (as defined below).

It is further agreed that Ares will have “left” placement on the cover page of any marketing materials for the Incremental Facility (the “Left Lead Arranger”) and will hold the roles and responsibilities conventionally understood to be associated with such name placement, and all other Additional Agents for such Incremental Facility will have “right side” designation (in such order as you and we shall agree) and in each case will hold the roles and responsibilities conventionally understood to be associated with such name placement.

3.        [Reserved].

4.        Information.

You hereby represent and warrant that (it being understood that the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or to the funding of the Incremental Facility on the Closing Date) (a) (with respect to information provided by or relating to the Company and its subsidiaries, to the best of your knowledge) all written information and written data (such information and data, other than (i) any projections relating to the Borrower and its subsidiaries or the Company and its subsidiaries that have been made available to us by you in connection with the transactions contemplated hereby (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”) and (ii) information of a general economic or general industry nature, the “Information”) that have been or will be made available to the Commitment Parties by, or on behalf of, you or any of your representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Commitment Parties by, or on behalf of, you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time any such Projections are delivered to the Commitment Parties; it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (i) with respect to Information or Projections relating to you or your subsidiaries, promptly supplement the Information or the Projections and (ii) with respect to Information or Projections provided by or relating to the Company or its subsidiaries, use commercially reasonable efforts (only to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof) to promptly supplement the Information and the Projections from time to time until the Closing Date, so that such representations will be correct in all material respects (with respect to information provided by or relating to the Company and its subsidiaries, to your knowledge) under those circumstances; provided, that any such supplementation shall cure any breach of such representations.

5.        Fees.

As consideration for the commitments of the Incremental Term Lenders hereunder and the Lead Arranger’s agreement to perform the services described herein, you agree to pay the fees set forth in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Incremental Facility (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

6.        Conditions Precedent.

The commitments of the Incremental Term Lenders hereunder are subject only to the conditions set forth in Exhibit C; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter, the Existing Documentation and the Incremental Documentation) other than those conditions set forth in Exhibit C that are expressly stated to be conditions to the availability of, and funding under, the Incremental Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the funding under the Incremental Facility shall occur).

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Existing Documentation, the Incremental Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (i) the only representations and warranties made on the Closing Date shall be (A) such of the representations and warranties made with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Incremental Documentation and the Closing Deliverables shall be in a form such that they do not impair the availability of, and funding under, the Incremental Facility on the Closing Date if the conditions expressly set forth in Exhibit C are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Incremental Documentation relating to corporate or other organizational existence of the Borrower and Guarantors; organizational power and authority of the Borrower and Guarantors and due authorization, execution and delivery by the Borrower and Guarantors, in each case, as they relate to their entry into, delivery and performance of the Incremental Documentation; enforceability of the applicable Incremental Documentation against the Borrower and Guarantors; solvency (such representation and warranty and the definition of solvency to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C); no conflicts of Incremental Documentation (limited to the execution, delivery and performance by the Borrower and Guarantors of the Incremental Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with charter documents of the Borrower and Guarantors; Federal Reserve margin regulations; the Investment Company Act; use of proceeds of the Incremental Facility on the Closing Date not violating OFAC, FCPA or the PATRIOT Act; and creation, validity and perfection of security interests (subject to permitted liens as set forth in the Existing Documentation and the Incremental Documentation and the limitations set forth in this paragraph and the Term Sheet).

It is understood and agreed that you intend, and the Incremental Term Lenders (including in their capacity as (or on behalf of their affiliates, managed funds and accounts in their capacity as) Lenders and the Administrative Agent under the Existing Credit Agreement) hereby agree, that the Closing Date Loan shall constitute a Limited Condition Transaction under the Existing Credit Agreement and accordingly (i) this Commitment Letter shall constitute an LCT Election in connection with the Closing Date Loan and (ii) the date of the Acquisition Agreement shall be the LCT Test Date for purposes of (x) calculating any applicable Financial Incurrence Test, (y) determining compliance with any applicable representations, warranties, Defaults or Events of Default and (z) testing availability under baskets or tests set forth in the Existing Credit Agreement (including baskets or tests measured as a percentage of Consolidated EBITDA), in each case, in connection with the Closing Date Loan (capitalized terms used in this sentence but not defined herein shall have the meanings assigned to them in the Existing Credit Agreement). The notice set forth in this paragraph is hereby delivered to the Administrative Agent for the Existing Credit Agreement.

The prior two paragraphs shall be referred to herein as the “Limited Conditionality Provision”.

7.        Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates and controlling persons and the respective officers, directors, employees, partners, advisors, agents and representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with any actual or threatened claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter, the Transactions or the Incremental Facility (any of the foregoing, an “Action”) and regardless of whether brought by you or any of your affiliates or any other person or against any person, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable and documented out-of-pocket legal (limited to one counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, a single local counsel for all Indemnified Persons, taken as a whole, in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Incremental Documentation (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Incremental Facility and other than any claims arising out of any act or omission on the part of you or your affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (b) to reimburse the Left Lead Arranger, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses (including but not limited to out-of-pocket expenses of such Incremental Term Lenders’ due diligence investigation, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheet to the Left Lead Arranger (and those of any common diligence team at such identified counsel for such Incremental Term Lenders) and, if necessary, of a single local counsel to the Left Lead Arranger in each relevant material jurisdiction), in each case incurred in connection with the Incremental Facility and the preparation of this Commitment Letter, the Fee Letter, the Incremental Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing and (ii) neither (x) any Indemnified Person nor (y) you (or any of your affiliates) shall be liable for any indirect, special, punitive or consequential damages (in the case of this clause (y), other than in respect of any such damages incurred or paid by an Indemnified Person to a third party and required to be indemnified pursuant to this Section 7) in connection with this Commitment Letter, the Fee Letter, the Incremental Facility, the Transactions (including the Incremental Facility and the use of proceeds thereunder), or with respect to any activities related to the Incremental Facility. You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final non-appealable judgment in any such Action with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 7. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person (which approval shall not be unreasonably withheld, delayed or conditioned) from all liability or claims that are the subject matter of such Action and (ii) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you or any of your affiliates under this Section 7 to such Indemnified Person for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

8.        Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated in Section 12 below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and you have consulted with your own legal and financial advisors to the extent you have deemed appropriate, (d) you have been advised that each Commitment Party and its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) each Commitment Party has been, is and will be acting solely as a principal and except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates or branches in providing certain services hereunder and may exchange with such affiliates or branches information in connection therewith concerning you and your subsidiaries and the Company and its subsidiaries, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties hereunder, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. You acknowledge and agree that neither we nor our affiliates have provided you with legal, tax or accounting advice and that you have obtained such independent advice from your own advisors to the extent you have deemed appropriate.

You further acknowledge that each Commitment Party and its affiliates (other than PSP and its affiliates) is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party (other than PSP and its affiliates) may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Company and your and its respective subsidiaries and other companies with which you, the Company, the Sponsor or your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. You further acknowledge that Ares and PSP may from time to time effect transactions and hold positions in loans, securities or options on loans or securities of you, the Company or your or its respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Company or your or their respective subsidiaries may have commercial or other relationships.

You further acknowledge and understand that PSP is not a registered broker dealer, does not intend to engage in any activities that would require such registration or to register as a broker dealer, and is not regulated by the Financial Industry Regulatory Association (“FINRA”) or other similar laws and regulations. You acknowledge and understand that PSP’s participation in the Transactions is solely for its own account and that PSP has not made any solicitation or recommendations to purchase securities, or other financial instruments.

9.        Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto (except (x) by the Commitment Parties as expressly set forth in Section 2 hereof, (y) by you to the Borrower or another newly-formed shell entity organized in a state of the United States or the District of Columbia controlled by the Sponsor that consummates or intends to consummate the Acquisition in accordance with the Acquisition Agreement and (z) by you in connection with any assignment that occurs as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition at the closing thereof) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and their permitted successors and assigns (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and their permitted successors and assigns (and Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 7 shall apply with equal force and effect to any such entities so performing any such duties or activities, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter, together with the Fee Letter, contains the entire agreement among the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Notwithstanding the preceding sentence, interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, any interpretation of Material Adverse Effect (as defined in the Acquisition Agreement) and any determination of whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred or could reasonably be expected to occur, and whether the representations and warranties made with respect to the Company and its subsidiaries in the Acquisition Agreement (including any Acquisition Agreement Representations) are accurate and whether as a result of any inaccuracy thereof, you (or your affiliates) have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement or decline to consummate the Acquisition, in each case in accordance with the terms thereof) and all issues, claims and disputes concerning the construction, validity, interpretation and enforceability of the Acquisition Agreement and the exhibits and schedules thereto shall, in each case, be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated in Exhibit C, including the execution and delivery of the Incremental Documentation by the Borrower and Guarantors in a manner consistent with this Commitment Letter.

10.       WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11.       Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the City of New York, Borough of Manhattan, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.       Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter or this Commitment Letter, or their terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor, any other investors (including members of management of the Company), your other equity holders and to your and their respective officers, directors, employees, affiliates, members, partners, successors, stockholders, attorneys, accountants, agents and advisors on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure, (c) [reserved], (d) this Commitment Letter (but not the Fee Letter) may be disclosed as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission in connection with the Transactions (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so) or (e) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (i) you may disclose this Commitment Letter and the contents thereof (but not the Fee Letter and the contents thereof, except to the extent the foregoing shall have been redacted in a manner reasonably acceptable to the Incremental Term Lenders) to the Company and its equity holders and their respective officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose the aggregate fees in the Fee Letter as part of generic disclosure regarding fees and expenses in any funds flow memorandum prepared in connection with the Transaction, (iii) you may disclose, on a confidential basis, the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs (including to your auditors and the Company’s auditors), (iv) you may disclose this Commitment Letter and the Fee Letter (after this Commitment Letter and the Fee Letter have been accepted by you) on a confidential basis to any prospective Additonal Agent or affiliate thereof and (v) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any proxy statement or other public filing in connection with the Acquisition. You agree that you will permit Ares or PSP, as applicable, to review and approve (such approval not to be unreasonably withheld or delayed) any reference to Ares or PSP, as applicable or any of Ares’s or PSP’s, as applicable, affiliates in connection with the Incremental Facility or the Transactions contained in any press release or similar written public disclosure (other than any such disclosure in connection with any filings with the Securities and Exchange Commission) prior to public release. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (x) the second anniversary of the date hereof and (y) one year following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates (including, with respect to PSP, to any of its affiliates with mezzanine or private equity activities), (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and such Commitment Party’s and its affiliates’ respective employees, officers, directors, controlling persons, trustees, managers and advisors (including, without limitation, legal counsel, independent auditors and other experts or agents) (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided, that such Commitment Party shall be responsible for its affiliates and Representatives’ compliance with this paragraph), (g) [reserved], (h) for purposes of establishing a “due diligence” defense or (i) to market data collectors for customary purposes in the lending industry in connection with the Incremental Facility. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Documentation upon the execution and delivery of the Incremental Documentation and in any event shall terminate on the second anniversary of the date hereof. Each Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or their respective Representatives.

13.       Surviving Provisions.

The indemnification, compensation (if applicable), confidentiality, jurisdiction, venue, governing law, waiver of jury trial and fiduciary duty provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Incremental Term Lenders’ commitments hereunder and the Lead Arranger’s agreement to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality (if the Incremental Facility has been funded), shall automatically terminate and be superseded by the definitive documentation relating to the Incremental Facility (to the extent covered thereby) upon the funding under the Incremental Facility, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the commitments of the Commitment Parties hereunder with respect to the Incremental Facility (or a portion thereof pro rata among the Commitment Parties under the Incremental Facility) at any time upon written notice to the Commitment Parties from you, subject to your surviving obligations as set forth in this paragraph. In addition, you may reduce the Incremental Term Lenders’ commitments with respect to the Incremental Facility (on a pro rata basis amongst the Incremental Term Lenders with respect to the Incremental Facility) upon written notice to the Commitment Parties.

14.       PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor, including by delivery of a certification regarding beneficial ownership in relation to the Borrower, in accordance with, or as otherwise required by, the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

15.       Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Incremental Term Lenders executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on June 22, 2022. The Commitment Parties’ commitments hereunder and agreements contained herein will expire at such time in the event that the Incremental Term Lenders have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the borrowing in respect of the Incremental Facility does not occur on or before 11:59 p.m., New York City time, on the date that is 5 business days after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof) (or such earlier date which is the earlier of (x) the date on which the Acquisition Agreement is terminated in accordance with its terms prior to the consummation of the Acquisition and (y) the date of the consummation of the Acquisition (but not, for the avoidance of doubt, prior to the consummation thereof) without requiring the proceeds of the Incremental Facility), then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder shall automatically terminate unless it shall, in its discretion, agree to an extension. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ARES CAPITAL MANAGEMENT LLC

By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

PSP INVESTMENTS CREDIT USA LLC

By:	/s/ Charlotte Muellers
Name: Charlotte Muellers
Title: Authorized Signatory

By:	/s/ Joseph Stivaletti Jr.
Name: Joseph Stivaletti Jr.
Title: Authorized Signatory

Accepted and agreed to as of
the date first above written:

COMMODORE MERGER SUB 2022, INC.

By	/s/ Ken Murphy
Name: Ken Murphy
Title: Chief Operating Officer

CONFIDENTIAL

EXHIBIT A

PROJECT C2

Transaction Description1

It is intended that:

(a)       Commodore Parent 2022, LLC, a Delaware limited liability company (“Buyer”), an affiliate of the Borrower controlled directly or indirectly by TPG Global, LLC and/or its affiliates or its associated funds (collectively, the “Sponsor”) intends to acquire (the “Acquisition”), directly or indirectly (including by one or more acquisitions of direct or indirect equity interests, mergers and/or other means), the shares of common stock of Convey Health Solutions Holdings, Inc., a Delaware corporation (the “Company”) held by the Unaffiliated Stockholders, other than the Rollover Shares (in each case as defined in the Acquisition Agreement) pursuant to an Agreement and Plan of Merger dated as of June 20, 2022 by and among, inter alios, Buyer, Merger Sub and the Company (together with the schedules and exhibits thereto and as may be amended, amended and restated, modified, supplemented, waived or otherwise modified from time to time in accordance with Exhibit C to this Commitment Letter, the “Acquisition Agreement”). In accordance with the Acquisition Agreement, Merger Sub will merge into the Company (the “Merger”), with the Company surviving the Merger.

(b)       The Borrower will obtain $180.0 million in aggregate principal amount of senior secured incremental term loans (the “Incremental Facility”), having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”). Immediately following the funding thereof, the Incremental Facility will be combined with the Closing Date Term Loans and 2022 Incremental Term Loans pursuant to an amendment to the Existing Credit Agreement into one Class of Term Loans.

(c)       Proceeds received by the Borrower will be used to (i) make a loan to its direct or indirect equityholders (including the Company) on or about the Closing Date in the amount of such proceeds (the “Closing Date Loan”) to enable the Company to directly or indirectly pay the consideration pursuant to the terms and conditions of the Acquisition Agreement (the “Purchase Consideration”) and make the other payments contemplated by the Acquisition Agreement, (ii) directly or indirectly pay fees and expenses incurred in connection with the foregoing and the transactions related thereto (such fees and expenses, the “Transaction Costs”) and (iii) otherwise fund working capital and general corporate purposes; provided that on the Closing Date after giving effect to the Transactions, the Sponsor shall control, directly or indirectly, a majority of the voting equity of the Borrower.

(d)       Immediately following the consummation of the Merger, the Borrower will forgive the Closing Date Loan (the “Forgiveness”).

The transactions described above, together with the transactions related thereto (including the payment of all Transaction Costs), are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the availability of, and the occurrence of the funding under, the Incremental Facility.

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the other Exhibits thereto, or in the Existing Credit Agreement, as applicable. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL

EXHIBIT B

PROJECT C2

Summary of Principal Terms and Conditions2

Borrower:	Convey Health Solutions, Inc.

Administrative Agent:	Ares Capital Corporation (in its capacity as administrative agent and collateral agent in respect of the Existing Credit Agreement, the “Administrative Agent”).

Lead Arranger and Bookrunner:	Ares and any other lead arranger appointed pursuant to the Commitment Letter will each act as lead arranger and bookrunner for the Incremental Facility (collectively, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Incremental Term Lenders:	Ares, PSP and the other incremental term lenders appointed in accordance with the Commitment Letter (and their respective permitted assignees); provided that nothing herein shall affect the consent rights of the Borrower as set forth in the Existing Credit Agreement.

Type and Amount:	A senior secured incremental first lien term loan facility in an aggregate principal amount of $180.0 million (the “Incremental Facility” and the loans thereunder, the “Incremental Loans”) to be funded on the Closing Date. The Incremental Facility and the Incremental Loans shall be combined with the Closing Date Term Loans and the 2022 Incremental Term Loans (the “Combination”) immediately following the funding of the Incremental Loans to create a single “Class” of loans under the Amended Credit Agreement, and such Class of loans shall be referred to as the “Term C2 Loans”; provided that the terms of the Term C2 Loans shall be identical to those of the Closing Date Term Loans under the Existing Credit Agreement, except as otherwise set forth herein.

Additional Incremental Facilities:	As set forth in the Existing Credit Agreement, except as set forth in “Term C2 Documentation” below.

Refinancing Facilities:	As set forth in the Existing Credit Agreement.

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto, or in the Existing Credit Agreement, as applicable. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Purpose:	The proceeds of the Incremental Facility will be used by the Borrower on or after the Closing Date (i) partly to finance the Transactions and pay Transaction Costs and (ii) otherwise to fund working capital and general corporate purposes.

Availability:	The Incremental Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	As set forth in the Existing Credit Agreement.

Final Maturity and Amortization:	The Term C2 Loans will mature on the Original Term Loan Maturity Date (as defined in the Existing Credit Agreement) (the “Term C2 Maturity Date”). The Term C2 Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% per annum of the principal amount thereof on the Closing Date after giving effect to the Combination (subject to reduction in connection with debt prepayments and debt buy backs following the Combination), commencing with the first full fiscal quarter after the Closing Date (or such earlier time if necessary to not delay the amortization of any Term Lender that does not consent to the Term C2 Amendment), with the balance payable on the Term C2 Maturity Date. If necessary (as determined by the Borrower and the Incremental Term Lenders) in order to avoid obtaining the consent of any other party to the Existing Credit Agreement, the amortization shall be increased on the Incremental Facility in as small an amount as possible (and only if necessary) in a manner to be agreed such that the weighted average of the amortization requirements applicable to the Term C2 Loans is not less than 1% per annum of the aggregate principal amount thereof as of the Closing Date.

Guarantees:	As set forth in the Existing Credit Agreement.

Security:	As set forth in the Existing Credit Agreement; provided that, on the Closing Date, the provision of Collateral (if any) will be subject to the Limited Conditionality Provision.

Mandatory Prepayments:	As set forth in the Existing Credit Agreement for the Closing Date Term Loans and the 2022 Incremental Term Loans (other than in connection with an incurrence of Other Loans or Credit Agreement Refinancing Indebtedness for the purpose of refinancing a Class of Loans other than the Term C2 Loans).

Call Protection:	If there is a Repricing Transaction with respect to the Term C2 Loans prior to February 12, 2024, then the Borrower will pay a premium of 1% on the principal amount of Term C2 Loans prepaid, or, in a “yank-a-bank” scenario, assigned in connection therewith.

Term C2 Documentation:	The definitive documentation for the Term C2 Loans will take the form of an amendment agreement to or an amendment and restatement of the Existing Credit Agreement (such amendment or amendment and restatement, the “Term C2 Amendment” and, together with the other definitive documentation executed in connection with the Term C2 Amendment, collectively the “Term C2 Documentation”). The Term C2 Documentation shall reflect the provisions set forth in the Commitment Letter, including the Limited Conditionality Provision and this Term Sheet, and otherwise be consistent with the documentation requirements set forth in Section 2.14 of the Existing Credit Agreement but shall also include a Guarantor Consent in the same form as set forth in Amendment No. 5 to the Existing Credit Agreement (the “Guarantor Consent”) and shall also constitute an amendment that will effectuate changes to the terms of the Closing Date Term Loans and 2022 Incremental Term Loans such that they are consistent with the terms of the Term C2 Loans as set forth herein; provided that the All-In Yield of the Term C2 Loans shall be calculated assuming the OID and upfront fees relating thereto (and not excluded from the calculation thereof) are as separately agreed between Merger Sub and the Administrative Agent. The Term C2 Documentation will be initially drafted by counsel to the Borrower.

Representations and Warranties:	As set forth in the Existing Credit Agreement, but subject to the Limited Conditionality Provision (with only the Specified Representations to be made as of the Closing Date); provided that on the Closing Date, “Material Adverse Effect” shall mean a “Material Adverse Effect” as defined in the Acquisition Agreement.

Conditions Precedent to Borrowing:	Subject to the Limited Conditionality Provision, the borrowing under the Incremental Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C.

Affirmative Covenants:	As set forth in the Existing Credit Agreement; provided that (x) the use of proceeds covenant shall be appropriately amended to also address the use of proceeds of the Incremental Facility and (y) Section 6.15(2)(y) shall be deleted.

Negative Covenants:	As set forth in the Existing Credit Agreement; provided that the Closing Date Loan and the Forgiveness will be permitted and will not count against any Investments or Restricted Payments baskets and will be deemed not to violate the Transactions with Affiliates covenant.

Financial Covenant:	None.

Unrestricted Subsidiaries:	As set forth in the Existing Credit Agreement, except that the definition of Specified Intellectual Property shall be amended to include any IP Rights (as defined in the Existing Credit Agreement) material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

Events of Default:	As set forth in the Existing Credit Agreement; provided that Section 1.02(9)(x) thereof shall be amended to add “clause (1) or” immediately before the words “clause (6)” appear in such Section.

Voting:	As set forth in the Existing Credit Agreement; provided that any fees payable to lenders in connection with any waiver, amendment or modification that subordinates the liens on the Collateral securing the Term C2 Loans to the liens securing any other indebtedness for borrowed money or that subordinates the Term C2 Loans in right of payment to such other indebtedness for borrowed money (including the right to provide any such other indebtedness for borrowed money) shall be offered on at least a pro rata basis to each lender with respect to the Term C2 Loans (it being agreed that this clause shall not apply to any debtor-in-possession (or equivalent) financing or to any use of Collateral in an insolvency proceeding) (it being further agreed that any amendment, waiver or other modification of, or consent with respect to, this provision shall require the written consent of each lender with respect to the Term C2 Loans).

Cost and Yield Protection:	As set forth in the Existing Credit Agreement.

Assignments and Participations:	As set forth in the Existing Credit Agreement.

Expenses and Indemnification:	As provided in the Commitment Letter, and if the Closing Date occurs, thereafter, as set forth in the Existing Credit Agreement.

Governing Law and Forum:	New York and Borough of Manhattan.

Counsel to the Commitment Parties:	Cahill Gordon & Reindel LLP.

ANNEX I to EXHIBIT B

Interest Rates:	At the option of the Borrower, the Term C2 Loans shall bear interest at a rate equal to (x) Adjusted Term SOFR Rate plus 5.25% per annum or (y) the Base Rate plus 4.25% per annum.

“Adjusted Term SOFR Rate” means, the Term SOFR Rate for any Interest Period plus the Credit Spread Adjustment; provided that if the Adjusted Term SOFR Rate is otherwise less than 0.75% per annum, the Adjusted Term SOFR Rate shall be 0.75% per annum.

“Credit Spread Adjustment” means 0.10% per annum.

“Term SOFR Rate” means, with respect to any borrowing and for any tenor comparable to the applicable Interest Period (or with respect to any calculation with respect to a Base Rate Loan, for a tenor of one-month), the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two RFR Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any borrowing and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding RFR Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“RFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

B-I-1

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (1) the Federal Funds Rate plus 1/2 of 1.00%, (2) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent) and (3) the Term SOFR Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero.

The Term C2 Documentation will contain updated customary benchmark replacement provisions to be agreed.

Interest Periods and Payment Dates:	With respect to Term SOFR loans, interest periods shall be for 1, 3 or 6 months, as elected by the Borrower. Interest payment dates for Term SOFR loans shall be at the end of every interest period, or for an interest period of 6 months, there shall be an additional interest payment date on the date that is 3 months falling after the beginning of such interest period. Interest payment dates for any Base Rate loan shall be the last business day of each March, June, September and December and the maturity date of such loan.

Rate and Fee Basis:	All computations of interest for Base Rate loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

B-I-2

CONFIDENTIAL

EXHIBIT C

PROJECT C2

Conditions Precedent1

Subject to the Limited Conditionality Provision in all respects, the availability of, and funding under, the Incremental Facility on the Closing Date shall be subject solely to the satisfaction or waiver by the Incremental Term Lenders of the following conditions precedent:

1.       The Borrower, Holdings and the Guarantors shall have executed and delivered the Term C2 Amendment consistent with the Commitment Letter and the Term Sheet.

2.       The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the borrowing under the Incremental Facility, in all material respects in accordance with the terms of the Acquisition Agreement. No provision of the Acquisition Agreement shall have been amended or waived, nor shall any consent have been given, by Buyer or any of its affiliates in a manner materially adverse to the Incremental Term Lenders (in their capacity as such) without the consent of the Incremental Term Lenders (such consent not to be unreasonably withheld, delayed or conditioned; provided that the Incremental Term Lenders shall be deemed to have consented to such waiver, amendment or consent unless they shall object thereto within 2 business days after receipt of written notice of such waiver, amendment or consent); provided that (a) any amendment, waiver or consent which results in a reduction in the purchase price for the Acquisition shall be deemed not to be materially adverse to the Incremental Term Lenders to the extent (x) such reduction is applied to reduce the amount of the commitments in respect of the Incremental Facility or (y) such reduction is pursuant to the Acquisition Agreement as in effect on the date hereof, including pursuant to any working capital and/or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement as in effect on the date hereof (in each case as amended or waived or consented to in compliance with this paragraph), (b) any amendment, waiver or consent which results in an increase in purchase price for the Acquisition shall be deemed not to be materially adverse to the Incremental Term Lenders so long as (x) such increase is funded with an equity contribution constituting an issuance of Qualified Equity Interests by Holdings or any Parent Company to a Person other than a Subsidiary of Holdings or borrowings under the Revolving Facility under the Existing Credit Agreement (so long as such borrowings (other than, for the avoidance of doubt, any borrowings used to fund working capital needs of the Borrower or its restricted subsidiaries) to the extent used to fund such increase do not exceed $10 million in aggregate principal amount) or (y) such increase is pursuant to the Acquisition Agreement as in effect on the date hereof, including pursuant to any working capital and/or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement as in effect on the date hereof (in each case as amended or waived or consented to in compliance with this paragraph) and (c) any change to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed materially adverse to the Incremental Term Lenders and shall require the consent of the Incremental Term Lenders (not to be unreasonably withheld, delayed, denied or conditioned; provided that the Incremental Term Lenders shall be deemed to have consented to such change unless they shall object thereto within 2 business days after receipt of notice of such change).

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including the other Exhibits thereto, or in the Existing Credit Agreement, as applicable. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

3.       The Incremental Term Lenders shall have received copies of (a) the Company’s audited consolidated financial statements as of December 31, 2021, consisting of the consolidated balance sheet as of such date and the related consolidated statements of income and cash flows and (b) with respect to each fiscal quarter in 2022 that ends at least 60 days prior to the Closing Date, the Company’s unaudited consolidated financial statements for such fiscal quarter, consisting of the unaudited consolidated balance sheet as of each such date and the related unaudited statement of income for such fiscal quarter and for the portion of the fiscal year then ended and cash flows for the portion of the fiscal year then ended (subject in each case of clause (b) to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from year-end adjustments). The Incremental Term Lenders acknowledge that the financial statements specified in Section 3(a) and, with respect to the fiscal quarter ended March 31, 2022, Section 3(b) have been received.

4.       The Incremental Term Lenders shall have received a pro forma unaudited consolidated balance sheet of the Company as of the most recent date for which financial statements have been delivered pursuant to paragraph 3 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (the “Pro Forma Financial Statements”).

5.       The Administrative Agent shall have received the following (the “Closing Deliverables”): (a) customary legal opinions of counsel to the Borrower (or local counsel to the Borrower and the Guarantors, as applicable) consistent with the opinions delivered in connection with the Existing Credit Agreement, (b) customary evidence of authority consistent with the evidence of authority delivered in connection with the Existing Credit Agreement, (c) customary officer’s certificates consistent with the certificates delivered in connection with the Existing Credit Agreement, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors, (e) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (or, at the option of the Borrower, a third party opinion as to the solvency of the Borrower and its subsidiaries on a consolidated basis), (f) the Guarantor Consent and (g) a customary borrowing notice; provided that, no notice or certificate delivered on the Closing Date shall be required to include any certification or statement as to the absence or existence of any default or event of default or the accuracy of any representation or warranty (other than the Specified Representations) or the absence or existence of a “Material Adverse Effect” (as defined in the Acquisition Agreement).

6.       To the extent such documentation and information has not previously been delivered in connection with the funding of the Closing Date Term Loans, the 2020 Incremental Term Loans, the 2021 Incremental Term Loans and/or the 2022 Incremental Term Loans (each as defined in the Existing Credit Agreement), the Administrative Agent shall have received at least 2 business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) that has been reasonably requested by the Administrative Agent in writing at least 10 business days prior to the Closing Date.

7.       All fees and expenses (in the case of expenses, to the extent invoiced at least 3 business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)), required to be paid to the Commitment Parties on the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the borrowing under the Incremental Facility.

8.        The Specified Representations shall be true and correct in all material respects on the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date).

9.       Except as set forth in the Company Reports (as defined in the Acquisition Agreement) filed by the Company with the SEC (as defined in the Acquisition Agreement) since the Applicable Date (as defined in the Acquisition Agreement) and publicly available at least two Business Days (as defined in the Acquisition Agreement) prior to the date of the Acquisition Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section, to the extent they are forward-looking in nature) or items (if any) specifically disclosed against Section 5.01(g)(ii) of the Company Disclosure Schedule (as defined in the Acquisition Agreement), since December 31, 2021, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Acquisition Agreement).

10.       The Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date, but only to the extent that Buyer (or any of its affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or any such affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of any such Acquisition Agreement Representations.

ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
of
THE BORROWER
AND ITS SUBSIDIARIES

Pursuant to the First Lien Credit Agreement dated as of September 4, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement and the incurrence of any other Indebtedness on the date hereof, and after giving effect to the application of the proceeds of such Loans and other Indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and
d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For the purposes of making the certifications set forth in this Certificate, it is assumed the indebtedness and other obligations incurred under and in connection with the Incremental Facility will come due at their respective maturities. For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

C-I-1

ANNEX I TO EXHIBIT C

[Signature Page Follows]

C-I-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

CONVEY HEALTH SOLUTIONS, INC.

By
Name:
Title: